Exhibit 99.2
Shoals Technologies Group, Inc.
1Q23 Earnings Conference Call Script
May 8, 2023

Operator
Good afternoon, and welcome to Shoals Technologies Group First Quarter 2023 Earnings Conference Call. Today's call is being recorded, and we have allocated one hour for prepared remarks and Q&A. At this time, I would like to turn the conference over to Mehgan Peetz, Chief Legal Officer for Shoals Technologies Group. Thank you. You may begin.

Mehgan Peetz, Chief Legal Officer, Shoals Technologies Group, Inc.
Thank you, operator and thank you everyone for joining us today. Hosting the call with me are Interim CEO and President Jeff Tolnar and CFO Dominic Bardos.
On this call, management will be making projections or other forward-looking statements based on current expectations and assumptions, which are subject to risks and uncertainties. As you listen and consider these comments, you should understand that these statements, including the guidance regarding full year 2023, are not guarantees of performance or results. Actual results could differ materially from our forward-looking statements if any of our assumptions are incorrect or because of other factors. These factors include, among other things, the risk factors described in our filings with the Securities and Exchange Commission, as well as economic and market circumstances, decreased demand for our products, policy and regulatory changes, industry conditions, current macroeconomic events, supply chain disruptions and availability and price of our components and materials.
Although we may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized. We caution that any forward-looking statement included in this discussion is made as of the date of this discussion and do not undertake any duty to update any forward-looking statements.
Today's presentation also includes references to non-GAAP financial measures. You should refer to the information contained in the company's first quarter press

Exhibit 99.2
Shoals Technologies Group, Inc.
1Q23 Earnings Conference Call Script
May 8, 2023

release for definitional information and reconciliations of historical non-GAAP measures to the comparable financial measures.
With that, let me turn the call over to Jeff.

Jeff Tolnar, Interim CEO and President, Shoals Technologies Group, Inc.
Thank you very much, Mehgan, and good afternoon, everyone.
Shoals had a fantastic first quarter and I would like to express my gratitude to our employees, partners, and especially our customers for their support and contributions to our success.
I’ll start with some key highlights from our first quarter results, followed by an update on new product introductions, other growth initiatives and an overview of our pending patent infringement complaint filed last Thursday. I’ll then review current solar market conditions and wrap up with a brief update on the CEO search before turning it over to Dominic, who will provide an overview of our financial results for the first quarter and updated outlook for 2023.
Shoals set new records for revenue, gross profit, adjusted EBITDA and adjusted net income in the first quarter. Compared to the prior-year period, first quarter revenue grew 55%, driven by increased demand for solar EBOS generally and our combine-as-you-go System Solutions specifically. We also achieved new highs for monthly and weekly production, demonstrating our ability to continue scaling for growth.
First quarter gross margin grew more than 720 basis points to 45.9% and adjusted EBITDA margin expanded more than 1,000 basis points to 34.4%. The margin growth we achieved in the first quarter was driven by a higher mix of System Solutions revenue, greater leverage on fixed costs, and enhanced operating efficiency resulting from the operational initiatives we discussed last quarter.
Demand for Shoals products remains very strong and we ended the quarter with record backlog and awarded orders of $527.5 million, an increase of 75% year-over-year. In fact, during the quarter we also saw an acceleration in quoting activity, with both quotes submitted and quoted values hitting new records. Solar-related quotes increased 56% year-over-year and 57% quarter-over-quarter.

Exhibit 99.2
Shoals Technologies Group, Inc.
1Q23 Earnings Conference Call Script
May 8, 2023

System Solutions revenue nearly doubled, growing 95% compared to a year ago, reflecting strong growth in U.S. utility scale solar demand and continued share gains by our products. During the quarter, we converted six additional EPCs and developers to our combine-as-you-go system, bringing the total number of BLA customers to 42, with an additional 15 in transition.
New product introductions planned for 2023 remain on track. In first quarter, we began quoting our BLA+ solution—formerly known as BLA 2.0—and expect to record first revenues in the second quarter. In fact, we recently started building backlog of BLA+ after winning a 120 MW contract to supply our best-in-class BLA+ System Solution to a utility-scale solar project in Western Australia.
Our IV curve benchmark offering is progressing as indicated after fourth quarter earnings, with commercial launch planned late in the second quarter and first revenues expected before year-end. Our high capacity plug-n-play harnesses and high capacity connectors are tracking, with UL certification and full market launch to occur in the second half of 2023.
We further advanced our international expansion efforts in the first quarter, with global quoting activity growing for our entire solutions offerings, including recently released wire management and BLA+. The contract to supply our BLA+ solution to the project in Australia is a significant international win, and we anticipate many more similar projects to come.
Turning to our EV business, order flow and deliveries of our EV System Solution continued in the first quarter with scaled production underway. We recently announced a strategic partnership with Brookfield Renewables to introduce an innovative “Charging-as-a-Service” (or CaaS) solution, which eliminates large up-front payments associated with traditional installation of EV charging infrastructure and enables streamlined deployment of charging networks for fleets, retail, multi-unit dwellings, and other large commercial properties. The CaaS offering will lower the entry barrier to the EV charging space by making infrastructure deployments less costly and more efficient, and ultimately accelerate development of EV charging and clean energy infrastructure across the U.S.
Now I’ll take a moment to briefly discuss the patent infringement complaints recently filed by Shoals with the U.S. International Trade Commission, or ITC,

Exhibit 99.2
Shoals Technologies Group, Inc.
1Q23 Earnings Conference Call Script
May 8, 2023

against two of our foreign-based competitors. We asked the ITC to investigate the alleged infringement and bar importation of the alleged infringing products into the United States. Over the last 27 years, Shoals has invested millions of dollars developing our innovative EBOS solutions that significantly increase installation efficiency and safety, while improving system performance and reliability for the utility scale solar, storage and EV charging markets. Our strong patent portfolio limits competitors’ ability to develop products that can replicate these benefits. While we welcome healthy competition, we will take vigorous action to stop infringement of our patents, which are an important part of our competitive moat.
As a U.S.-based company with design and manufacturing in Tennessee, Alabama, and California, we hope the ITC will protect our IP and support domestic manufacturing and job creation by banning the import of what we believe are infringing products from entering the U.S. market.
Moving to current solar market conditions. Overall solar market conditions remain favorable for the industry as a whole and for Shoals specifically. Project visibility continues to be very strong. Solar remains the lowest cost of energy and the fastest to deploy, which supports our long-term growth outlook. In addition, while there is always potential for projects to move quarter to quarter, we are not seeing any noticeable impact due to UFLPA.
Finally, I want to provide a brief update on the CEO search. Over the last several months, the Board, working closely with Spencer Stuart, undertook a comprehensive CEO search, and is in the final stages of the vetting process.
I'll now turn it over to Dominic who will discuss first quarter 2023 financial results.

Dominic Bardos, CFO, Shoals Technologies Group, Inc.
Thanks, Jeff, and good afternoon to everyone on the call.
First quarter revenue grew 55% versus the prior-year period to $105.1 million. Similar to prior quarters, our higher sales volume was primarily driven by strong demand for our combine-as-you-go EBOS System Solutions, which comprised 87% of our revenue versus 69% in the prior year period.

Exhibit 99.2
Shoals Technologies Group, Inc.
1Q23 Earnings Conference Call Script
May 8, 2023

Gross profit increased 84% to $48.3 million, compared to $26.3 million in the prior-year period. Gross profit as a percentage of net revenue grew more than 720 bps to 45.9% compared to 38.7% in the prior-year period. The increase was driven primarily by a higher proportion of revenue from the Company’s combine-as-you-go System Solutions, which carry a higher margin than our other products, as well as increased leverage on fixed costs and efficiencies gained in operations, which Jeff mentioned earlier.
First quarter general and administrative expenses were $20 million, compared to $13.9 million during the same period in the prior year. The year-over-year increase in general and administrative expenses was primarily the result of higher non-cash stock-based compensation and increases in payroll expense due to higher headcount supporting growth and new product initiatives. I would like to call out that approximately $2.4 million of the year-over-year increase in G&A expense was related to stock-based compensation for our prior CEO’s transition.
Net income was $17.0 million in the first quarter compared to $4.6 million in the prior-year period.
Adjusted EBITDA increased 119% to $36.1 million compared to $16.5 million in the prior-year period. Adjusted EBITDA margin increased over 1,000 basis points year-over-year to 34.4%, reflecting the impact of higher gross margins and leverage on G&A expense.
Adjusted net income grew 163% to $23.8 million in the first quarter compared to $9.0 million in the prior-year period.
During the quarter we generated cash from operations of $9.9 million. We expect our cash generation to continue improving this year, driven by higher levels of profitability and moderating investments in working capital.
As of March 31, 2023, we had $527.5 million dollars in backlog and awarded orders, an increase of 75% year-over-year and 23% sequentially. The growth in backlog and awarded orders reflects continued robust demand for our solar products, including the recently introduced BLA+.
Turning now to our full year outlook. Based on current market conditions and input from our customers, we are raising our outlook as follows. We now expect

Exhibit 99.2
Shoals Technologies Group, Inc.
1Q23 Earnings Conference Call Script
May 8, 2023

2023 revenue to be in the range of $480 million to $510 million, up 47% to 56% year-over-year. We expect adjusted EBITDA to be in the range of $145 million to $160 million, and adjusted net income to be in the range of $92 million to $102 million. Our revised outlook is supported by strong visibility on the back of our exceptional first quarter results and record backlog and awarded orders.
We continue to expect full year 2023 interest expense to be in the range of $22 million to $26 million.
Finally, we continue to expect capital expenditures for the full year in the range of $8 million to $12 million.
Now back to Jeff for closing remarks.

Jeff Tolnar, Interim CEO and President, Shoals Technologies Group, Inc.
Thanks, Dominic. I would like to close by again thanking all our customers for their confidence in Shoals, our employees for enabling us to effectively serve our customers, and our shareholders for their continuous support.
Momentum is incredibly strong following phenomenal results in 2022 and the first quarter of 2023. With continued robust demand for solar, successful new product and sales initiatives and increasing operational efficiencies, I am incredibly optimistic about what we can achieve in the coming quarters and could not be more excited about the opportunity ahead.
And with that, thank you everyone, I appreciate your time today. We will now open the line for questions.